Exhibit 10.4

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”), dated as of June 10, 2012, is entered into by and between ENERGYSOLUTIONS, Inc., a Delaware corporation (the “Company”), and David J. Lockwood (the “Executive”).

WITNESSETH:

WHEREAS, the Company and its subsidiaries are engaged in a variety of activities in connection with the treatment, storage, disposal and transportation of low-level radioactive waste and low-level mixed waste and related field services, as permitted by certain licenses granted to the Company by certain federal and state regulatory authorities;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive will play a critical role in the management of the Company;

WHEREAS, the Executive’s experience and knowledge of the affairs of the Company and the Executive’s reputation are extremely valuable to the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive.

AGREEMENT:

NOW, THEREFORE, as an inducement for and in consideration of the Executive becoming an executive of the Company and remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances as follows.

1.             DEFINITIONS.  For the purposes of this Agreement, the following terms shall have the meanings indicated:

a.             “Accrued Obligations” shall mean (1) all Base Salary earned or accrued, and not yet paid, through the date the Executive’s employment is terminated, (2) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive through the date the Executive’s employment is terminated, payable in accordance with the Company’s applicable expense reimbursement practices for senior executives, and (3) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, payable in accordance with the terms and subject to the conditions of such arrangement, plan or program; provided, however, that Accrued Obligations shall not include (A) any entitlement to any severance under any Company severance policy generally applicable to the Company’s salaried employees or (B) any entitlement to all or any portion of the Target Bonus for the year in which the termination occurs.

b.             “Base Salary” shall mean the Executive’s salary that is paid in such installments and at such times as the Company pays its regularly salaried executives and is subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company or its affiliates.

c.             “Change in Control” shall mean an event or occurrence set forth in any one or more of subsections i through iv below:

i               The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (1) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by the Executive or any entity affiliated with the Executive, (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) of this definition are satisfied, or (F) any such acquisition if the Board determines in good faith that a Person which has acquired more than a 25% interest in the Outstanding Company Common Stock or the Outstanding Company Voting Securities has done so inadvertently (including, without limitation, because such person was unaware that it beneficially owned a 25% interest) and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable (but no longer than 90 calendar days) after being advised of such determination divested or divests himself or itself of beneficial ownership of a sufficient amount such that such Person no longer has beneficial ownership of 25% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

ii              Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including, without limitation, by reason of any agreement intended to avoid or settle any election contest or Proxy Contest, or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

iii             Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company, any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

iv             Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company.

d.             “Cause” shall mean (1) a material breach by the Executive of the duties and responsibilities of the Executive or any material written policies or directives of the Company or its subsidiaries or affiliates (other than as a result of incapacity due to physical or mental illness) which is willful, reckless or intentional; (2) the Executive’s conviction of, or plea of nolo contendere to, any felony; (3) the Executive engages in a fraudulent or dishonest act that causes material damage to the property, business or reputation of the Company or its subsidiaries or affiliates, as determined in good faith by the Board; (4) the Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) the Executive commits a material breach of the Executive’s fiduciary duties to the Company or its subsidiaries or affiliates, as determined in good faith by the Board.  The Company must notify Executive of any event constituting Cause within 90 calendar days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement; provided, however, that in all cases the Executive may cure (to the extent curable) any such event within 30 calendar days after receipt from the Company of such notice and such event shall not constitute Cause to the extent so cured.

e.             “Date of Termination” shall mean (1) if on or after a Change in Control, the date on which a notice of termination is given; (2) with respect to a termination of employment prior to a Change in Control, the date of such termination; (3) with respect to a termination for Cause, the date of such termination; (4) with respect to a termination of employment for Permanent Disability, the date of such termination; and (5) with respect to a termination of employment for death, the date of the Executive’s death.

f.              “Good Reason” shall mean (1) the material diminution of any of the Executive’s duties, responsibilities or authority without the Executive’s prior written consent; (2) the assignment to Executive of duties materially inconsistent with the Executive’s position without the Executive’s prior written consent; (3) any material reduction in Executive’s Base Salary without the Executive’s prior written consent unless all other executives who are parties to agreements similar to this Agreement also agree to a comparable reduction in their base salaries; or (4) unless agreed to in writing by the Executive, a relocation of the Executive’s principal place of business to a Company facility more than 50 miles away from the Executive’s principal place of business as of the date of this Agreement.  The Executive must notify the Company of any event that constitutes Good Reason within 90 calendar days following the Executive’s knowledge of its existence or such event shall not constitute Good Reason under this Agreement; provided, however, that in all cases the Company may cure (to the extent curable) any such event within 30 calendar days after receipt from the Executive of such notice and such event shall not constitute Good Reason to the extent so cured.  Good Reason shall cease to exist with respect to an event or condition one year following the initial existence of such event or condition (but if the Executive does not claim Good Reason as a result of an event or condition within such period, the Executive will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) event or condition).

g.             “Permanent Disability” shall mean the Executive’s inability to perform his normal duties and responsibilities for a period of more than six (6) months due to any physical or mental disability, illness, accident or condition.

h.             “Pro Rata Bonus” as to any fiscal year of the Company in which the Executive’s employment with the Company is terminated, shall mean an amount equal to the product of (1) the number of calendar days which the Executive was employed by the Company during such fiscal year, divided by 365, multiplied by (2) (A) the Target Bonus for the year in which the termination occurs if the termination occurs during the Protected Period, or (B) the Executive’s actual bonus, as provided in the Company’s Annual Incentive Plan or comparable arrangement for the year in which the termination occurs, determined as if the Executive had been employed for the entire year in which the termination occurs, if the termination does not occur during the Protected Period.  Notwithstanding the foregoing, to the extent any actual bonus payable to the Executive pursuant to the foregoing clause (2)(B) is awarded based on financial information that is later discovered to be erroneous in connection with a required restatement of the Company’s financial statements, such actual bonus (or any applicable portion thereof) shall be subject to recovery by the Company pursuant to any clawback or other applicable policy, contract or arrangement adopted by the Company under the Dodd-Frank Act or applicable New York Stock Exchange rule.

i.              “Protected Period” shall mean the period of time beginning with the Change in Control and ending on the second anniversary of such Change in Control.

j.              “Target Bonus” shall mean the Executive’s annual target bonus, as defined in the Company’s Annual Incentive Plan or comparable arrangement.

k.             “Welfare Benefit Amount” shall mean an amount equal to the product of (1) 24 months multiplied by (2) the monthly cost of maintaining medical, dental, disability and life insurance coverages for the Executive (and the Executive’s spouse and eligible dependents), in each case as in effect immediately prior to the Date of Termination (under a group health insurance plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the extent such coverages are available via COBRA), with such amount divided into equal monthly portions and payable in accordance with the Company’s regular pay practices for 24 months from the Date of Termination; provided, however, that the Company shall have the right to cease making payments in respect of the Welfare Benefit Amount upon or at any time following the earlier of (A) the expiration of the period for which the Executive receives severance pay pursuant this Agreement or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits.

2.             NOT AN EMPLOYMENT CONTRACT.  The Executive acknowledges that this Agreement (1) does not constitute a contract of employment or impose on the Company or any of its subsidiaries or affiliates any obligation to retain the Executive as an employee or service provider and (2) does not prevent the Executive from terminating the Executive’s employment, in each case, subject to the payment of benefits pursuant to this Agreement.  The Executive understands and acknowledges that the Executive is an employee at will and that either the Executive or the Company may terminate the employment relationship between them at any time and for any reason, with or without prior notice.

3.             TERM.  This Agreement shall commence on the date hereof and shall continue until December 31, 2015; provided, however, that commencing on January 1, 2016 and on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least one year prior to such January 1st, the Company shall have given written notice to the Executive that the term of this Agreement shall cease to be so extended.  Notwithstanding anything in this Agreement to the contrary, this Agreement may not be terminated and shall remain in full force and effect for at least two (2) years following a Change in Control and such additional time as may be necessary to give effect to its terms in all other cases.

4.             COMPENSATION UPON TERMINATION.

a.             Termination following a Change in Control.  If (1) a Change in Control occurs while the Executive is employed by the Company and this Agreement is in effect, and (2) during the Protected Period, Executive’s employment is terminated without Cause by the Company or for Good Reason by the Executive, the Executive shall be entitled to receive, as the Executive’s exclusive right and remedy in respect of such termination: (A) the payment of (i) all Accrued Obligations; (ii) the Pro Rata Bonus; (iii) severance pay equal to the Executive’s then current monthly Base Salary (or, if greater, the Executive’s monthly Base Salary as in effect prior to reduction if the termination is for Good Reason because of a reduction in Base Salary) plus two times the Executive’s then current Target Bonus (divided into equal monthly portions), payable in accordance with the Company’s regular pay practices, for 24 months from the Date of Termination; and (iv) the Welfare Benefit Amount; and (B) reimbursement for professional outplacement services (to a maximum of $50,000) for up to one year following the Date of Termination.  No benefits under this paragraph are payable prior to the date on which a Change in Control occurs.

b.             Termination by the Company without Cause or Termination by the Executive for Good Reason.  If the Company shall terminate the Executive’s employment without Cause or if the Executive shall terminate employment for Good Reason, the Executive shall be entitled to receive, as the Executive’s exclusive right and remedy in respect of such termination: (A) the payment of (i) all Accrued Obligations; (ii) the Pro Rata Bonus; (iii) severance pay equal to the Executive’s then current monthly Base Salary (or, if greater, the Executive’s monthly Base Salary as in effect prior to reduction if the termination is for Good Reason because of a reduction in Base Salary) plus two times the Executive’s then current Target Bonus (divided into equal monthly portions), payable in accordance with the Company’s regular pay practices, for 24 months from the Date of Termination; and (iv) the Welfare Benefit Amount; and (B) reimbursement for professional outplacement services (to a maximum of $50,000) for up to one year following the Date of Termination.

c.             Termination by the Company for Cause.  If the Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive, other than for payment of all Accrued Obligations.

d.             Termination by the Executive.  If the Executive voluntarily terminates employment without Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of all Accrued Obligations.

e.             Termination by Permanent Disability.  If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability, the Executive shall be entitled to receive, as the Executive’s exclusive right and remedy in respect of such termination:  the payment of (A) all Accrued Obligations; (B) the Pro Rata Bonus; and (C) the Welfare Benefit Amount.

f.              Termination by Death.  If the Executive’s employment is terminated by reason of the Executive’s death, the Executive’s heirs, executors, administrators or other legal representatives shall be entitled to receive, as their exclusive right and remedy in respect of such termination: the payment of (A) all Accrued Obligations; and (B) the Pro Rata Bonus.

5.             PRO RATA BONUS AND SEVERANCE PAYMENTS.  Notwithstanding anything herein to the contrary, but subject to the provisions of Section 6 below, (a) all Pro Rata Bonus payments to which the Executive (or the Executive’s estate or beneficiary) is entitled involving a termination that follows a Change in Control shall be payable in a lump sum on the 60th calendar day following the Executive’s termination of employment; and (b) all Pro Rata Bonus payments to which the Executive (or the Executive’s estate or beneficiary) is entitled involving a termination that does not follow a Change in Control shall be payable within 30 calendar days after a determination of the actual bonus is made by the Compensation Committee of the Board or other appropriate body, as provided in the Company’s Annual Incentive Plan or comparable arrangement for the year in which the termination occurs, but in no event later than March 15th of the year following the year to which the Pro Rata Bonus relates.  To the extent any severance payments or Welfare Benefit Amount payments are scheduled to be paid in accordance with the Company’s regular pay practices, any such installments will be suspended and paid in arrears on the 60th calendar day following the Executive’s termination of employment.

6.             SECTION 409A.

a.             To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder (“Section 409A”).  This Agreement will be administered and interpreted in a manner consistent with this intent.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed.

b.             Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s separation from service and if any portion of the payments or benefits to be received by the Executive upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) the Executive’s death.

c.             For purposes of Section 409A, any payments or benefits provided under this Agreement will be separate payments and not one of a series of payments.  Additionally, the following rules will apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A:  (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

d.             A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the termination date.

7.             COMPLETE PAYMENT.  The payments and other benefits to be made or to be extended to the Executive under the provisions of Section 4 upon termination of the Executive’s employment shall be in complete satisfaction of any and all compensation, severance or other benefits that would otherwise be due the Executive upon such termination.

8.             SURVIVAL OF CERTAIN PROVISIONS.  Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish fully the purposes of such provision.

9.             MANDATORY RELEASE.  As a condition to the receipt of any benefit under Section 4 of this Agreement (other than the Accrued Obligations), the Executive (or, in the case of the Executive’s death, the Executive’s heirs, executors, administrators or other legal representatives) must first execute and deliver to the Company a release, substantially in the form attached hereto as Attachment A, containing certain restrictive covenants and releasing the Company, its officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that the Executive may have arising out of the Executive’s employment with the Company or the termination of such employment.

10.           SUCCESSORS; BINDING AGREEMENT.

a.             The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason following a Change in Control.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

b.             This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable or benefits provided to the Executive hereunder if the Executive had continued to live, all such amounts and benefits, other than reimbursement for subsequent professional outplacement services, unless otherwise provided herein, shall be paid and continue to be provided in accordance with the terms of this Agreement to the Executive’s beneficiary.

11.           NOTICE.  For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five calendar days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement; provided that all notices to the Company shall be directed to the office of Corporate Secretary of the Company, with a copy to the President of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.           EMPLOYMENT WITH AFFILIATES.  Employment with the Company for purposes of this Agreement includes, but is not limited to, employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company, it being understood that for purposes of Section 4 hereof, “Good Reason” shall be construed to refer to the Executive’s duties, responsibilities and authority immediately before a Change in Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

13.           MISCELLANEOUS.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and by the President or other authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.           VALIDITY.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

15.           DESCRIPTIVE HEADINGS.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

16.           CORPORATE APPROVAL.  This Agreement has been approved by the Board, and has been duly executed and delivered by the Executive and on behalf of the Company by its duly authorized representative.

17.           ARBITRATION OF DISPUTES.  Any dispute, controversy, or claim (collectively, any “Dispute”) arising between the Company and the Executive relating to or arising from this Agreement shall be submitted to and settled by binding arbitration in the Salt Lake City, Utah office of the American Arbitration Association (“AAA”) conducted pursuant to the rules then in effect of the AAA governing employment disputes, before three neutral arbitrators each licensed to practice law for at least ten years and familiar with employment law disputes (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved).  Any award rendered in any Dispute shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration.  The administration fees and expenses of the arbitration shall be borne equally by the parties to the arbitration; provided that each party shall pay for and bear the cost of its/his/her own experts, evidence and attorney’s fees.  In the discretion of the arbitrators, any award may include the cost of a party’s counsel and/or its/his/her share of the expense of arbitration, if the arbitrators expressly determine that an award of such costs is appropriate to the party whose position prevails in such arbitration.  To submit a matter to arbitration, the party seeking redress (the “Claimant”) shall notify in writing the party against whom such redress is sought (the “Respondent”), describe the nature of such claim, the provision of this Agreement that has been violated by the Respondent and the material facts surrounding such claim.  At any arbitration hearing, each of the parties shall have the right to make both written and oral presentations to the arbitrators.  Within 30 calendar days of the conclusion of such arbitration hearing, the arbitrators shall render a single written decision.  The decision of the arbitrators shall be binding upon the Claimant and the Respondent, and after the completion of such arbitration, the Claimant and the Respondent may only institute litigation regarding the Dispute for the sole purpose of enforcing the determination of the arbitration hearing.  By agreeing to arbitration under this Section 17, the Company and the Executive understand that they are each waiving any right to a trial by jury and each party makes that waiver knowingly and voluntarily with full consideration of the ramifications of such waiver.

18.           WITHHOLDING.  The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

19.           EXCISE TAX.

a.             Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

b.             In the case of a reduction in the Total Payments, the Total Payments shall be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.  Any reductions made pursuant to each of Sections 19(b)(i)-(v) above shall be made in the following manner: first, a pro rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.  Reduction in either cash payments or equity compensation payments or benefits shall be made pro rata between and among benefits which are subject to Section 409A and benefits which are exempt from Section 409A.

c.             For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Date of Termination, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

d.             At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 19.  All determinations required by this Section 19 (or requested by either the Executive or the Company in connection with this Section 19) shall be at the expense of the Company.  The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 19 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.  The parties hereto agree to work in good faith in order to mitigate the potential impact of the Excise Tax on the Executive, including, but not limited to, entering into all acceptable non-competition agreements.

20.           RESIGNATIONS.  Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including, without limitation, as trustee) and from all other offices and positions the Executive holds with the Company and any of its subsidiaries and affiliates; provided, however, that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.

21.           ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements concerning the subject matter hereof (including, without limitation, any prior Executive Severance Agreement that the Executive may have entered into with the Company, which shall be deemed to be amended and restated by this Agreement), but other than any equity or equity-related agreements.

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IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement as of the day and year first above written.

ENERGYSOLUTIONS, Inc.

By:	/s/ Steven R. Rogel

Name: Steven R. Rogel

Title: Chairman of the Board of Directors

EXECUTIVE

/s/ David J. Lockwood

David J. Lockwood

If to the Company:	ENERGYSOLUTIONS, Inc.
423 West 300 South Salt Lake City, Utah 84101 Attention: Chairman of the Board of Directors

If to the Executive:	At the most recent address in the Company’s files.

ATTACHMENT A

EnergySolutions General Release Agreement

EXECUTIVE:  David J. Lockwood

In consideration of the benefits and payments paid to Executive pursuant to the Executive Severance Agreement between Executive and Company dated June 10, 2012, Executive hereby agrees as follows:

OBLIGATIONS OWED TO COMPANY

All debts owed by you to Company will be deducted from, and at the time that, any amounts payable to you hereunder.  Debts include, without limitation, personal expenses incurred by you from Company calling cards, long distance charges, credit card charges and overpayments of any kind.

COMPANY PROPERTY

All Company property issued to you or in your possession must be returned to Company on or before the Date of Termination.  Company property includes, but is not limited to, access cards, keys, computers, cellular phones, databases, discs, client lists, books, credit cards, etc.

NON-COMPETE; NON-DISCLOSURE

During the course of your employment with Company, you have obtained information or knowledge which is confidential or proprietary in nature relating to Company’s business, operations, services, products or equipment.  You agree that for a period of one year, you will not disclose or assist others in using or disclosing, any proprietary information or proprietary documents, including but not limited to customer lists and vendor and supplier lists, to compete or to assist others to compete, directly or indirectly, with the business of Company.  You also agree that for a period of two years, you will not solicit or otherwise induce any employee of Company to terminate his/her employment with Company or hire or solicit any independent contractor under contract with Company or encourage such independent contractor to terminate such relationship.  You further agree that you will not (i) in any communications with the press or other media or any customer, client or supplier of Company, or any of Company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of Company or its affiliates or any of their respective directors or officers or (ii) communicate to any third party any confidential information (including, without limitation, trade secrets and other proprietary information) received while employed by Company of Company, any customer, client or supplier of Company or any Company affiliates.  The Company (including, without limitation, its subsidiaries and affiliates) agrees that it will use reasonable efforts to cause the executive officers and directors to refrain from making any negative or disparaging statements or comments, either as fact or as opinion, about you (or authorizing any such statements or comments to be reported as being attributed to the

Company in any communications with the press or other media).  Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal or regulatory process; provided that you promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority; and provided further, that you further agree to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body or organization from requiring such disclosure, you will furnish only that the information that is legally required, and you will exercise all reasonable legal efforts to obtain reliable assurances that confidential treatment will be accorded to such information.

GENERAL RELEASE

You, on your own behalf, and on behalf of your heirs and assigns, and all persons claiming under you, hereby fully and forever unconditionally release and discharge Company, all of its affiliated and related corporations, their predecessors, successors and assigns, together with their divisions and departments, and all past or present officers, directors, employees, insurers and agents of any of them (hereinafter referred to collectively as “Releasees”), of and from, and you covenant not to sue or assert against Releasees, for any purpose, all claims, administrative complaints, demands, actions and causes of action, of every kind and nature whatsoever, whether at law or in equity, and both negligent and intentional, arising from or in any way related to your employment by Company, based in whole or in part upon any act or omission occurring on or before the date of this general release, without regard to your present actual knowledge of the act or omission, which you may now have, or which you, or any person acting on your behalf may at any future time have or claim to have, including specifically, but not by way of limitation, matters which may arise at common law or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, and the Equal Pay Act.  You warrant that you have not assigned or transferred any right or claim described in this general release.  You expressly assume all risk that the facts and law concerning this general release may be other than as presently known to you.  You acknowledge that, in signing this general release, you are not relying on any information provided to you by Releasees or upon Releasees to provide information not known to you.

Notwithstanding the foregoing, subject to the requirements of the laws of the State of Delaware, you will continue to be (i) indemnified for your actions taken while employed by the Company to the extent set forth in the Company’s Certificate of Incorporation and Bylaws and all other applicable indemnification agreements between you and the Company, if any, and (ii) covered by the Company’s directors’ and officers’ liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, provided that such insurance coverage will be maintained for a period of six years following the Date of Termination.

THIS SECTION APPLIES ONLY TO EMPLOYEES 40 YEARS OF AGE AND OLDER

If you are 40 years of age or older, you have 21 calendar days in which to consider and review this General Release Agreement prior to signing it.  If you desire to knowingly waive the 21 calendar day review period prior to your execution of this General Release Agreement, please initial:

Further, for a period of seven calendar days following your execution of this General Release Agreement, you may revoke this General Release Agreement by providing notice of such revocation to Company.  Any such notice shall be given to EnergySolutions, Attn: President, by any of the following means:

By US Mail:

Via facsimile:

Such notice, if given, must be actually received by Company within seven calendar days following your execution of this General Release Agreement.  You agree that if you exercise your revocation right, the respective rights and obligations of the parties to this General Release Agreement and the Executive Severance Agreement will be automatically void and you will immediately pay to Company, upon demand, any and all payments made by Company to you hereunder or thereunder.

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ACKNOWLEDGMENT

You acknowledge that you have read this General Release Agreement, understand its terms, and have had an opportunity to have answered to your satisfaction any questions concerning the terms hereof.  You execute this General Release Agreement voluntarily and of your own free will and choice, after having been advised to seek your own legal counsel, without threat, coercion or duress, intending to be legally bound.

Date:
Signature

Printed Name

WITNESS